Exhibit 99.1

LandBridge Company LLC Announces Second Quarter 2025 Results

Delivered Q2 revenue growth of 83% year-over-year and 8% quarter-over-quarter

Achieved quarterly record $34.2 million Surface Use Royalties and Revenue

New commercial agreements and growing momentum of active land management strategy

Declared quarterly cash dividend of $0.10 per share

HOUSTON—(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB) (the “Company,” “LandBridge”) today announced its financial and operating results for the second quarter ended June 30, 2025.

Second Quarter 2025 Financial Highlights

•
Revenues of $47.5 million, up 83% year-over-year and 8% quarter-over-quarter
•
Net income of $18.5 million(1)
•
Net income margin of 39%(1)
•
Adjusted EBITDA(2) of $42.5 million, up 81% year-over-year and 9% quarter-over-quarter
•
Adjusted EBITDA Margin(2) of 89%
•
Cash flows from operating activities of $37.3 million
•
Free Cash Flow(2) of $36.1 million
•
Operating cash flow margin of 79%
•
Free Cash Flow Margin(2) of 76%

(1) 2Q25 net income and net income margin include a non-cash expense of $11.3 million attributable to share-based compensation, of which $9.0 million is attributable to management incentive units issued by LandBridge Holdings LLC. Any actual cash expense associated with such incentive units will be borne solely by LandBridge Holdings LLC and not the Company. Such incentive units are not dilutive of public ownership.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Recent Milestones

•
Executed a 10-year surface use and pore space reservation agreement with Devon Energy, pursuant to which Devon secured 300,000 bpd of pore space capacity on East Stateline Ranch and Speed Ranch. The pore space reservation will commence in the second quarter of 2027 and includes an obligation for Devon to deliver at least 175,000 bpd of produced water via a minimum volume commitment. This agreement reflects our commitment to provide sustainable, differentiated pore space solutions.
•
Executed a lease option agreement with a leading independent power producer for the development, construction, and operation of a grid-connected, natural gas-fired combined cycle gas turbine (CCGT) plant to service future potential co-located data center load. We anticipate providing further details on the project's anticipated nameplate capacity, project timeline, and key milestones in a forthcoming joint press release.
•
Entered into a strategic partnership with a vertically integrated generation and power solutions provider to accelerate the deployment of scalable energy infrastructure in West Texas. We believe this partnership strengthens our platform by aligning our land position with a proven energy partner capable of delivering low-cost, long-term power under power purchase agreements. The collaboration is expected to support energy-intensive customers, including data centers, and enhance the value of our assets.

Jason Long, Chief Executive Officer of LandBridge, stated, “We are proud of our performance over the first half of this year, and look forward to carrying this momentum throughout the rest of 2025. Over the past year since our July 2024 IPO, we have realized strong growth, established and deepened relationships with our customers, and grown our fee-based revenue mix. LandBridge is well positioned to continue delivering compelling results for our shareholders across our 277,000 surface acres in the heart of the Permian Basin. Specifically, LandBridge's differentiated pore space solution enhances long-term asset value by enabling scalable, distributed water management solutions that align with the Delaware Basin's evolving regulatory framework.”

Scott McNeely, Chief Financial Officer of LandBridge, said, “LandBridge is executing on a highly diversified and low capex business model, resulting in high EBITDA and cash flow margins. We have only just begun to capitalize on the potential of our surface acreage and we continue to evaluate highly attractive opportunities to increase revenue across industrial uses.”

Second Quarter 2025 Consolidated Financial Information

Revenue for the second quarter of 2025 was $47.5 million as compared to $44.0 million in the first quarter of 2025 and $26.0 million in the second quarter of 2024. The sequential increase was attributable to an increase in easements and other surface-related revenue of $8.7 million, partially offset by sequential decreases of $1.7 million in resource sales, $2.1 million in resource royalties, $0.7 million in surface use royalties and $0.7 million in oil and gas royalties. Net income for the second quarter of 2025 was $18.5 million as compared to $15.5 million in the first quarter of 2025 and a net loss of $57.7 million in the second quarter of 2024.(1)

Adjusted EBITDA was $42.5 million in the second quarter of 2025 as compared to $38.8 million in the first quarter of 2025 and $23.4 million in the second quarter of 2024. (2) Adjusted EBITDA during the second quarter of 2025 reflects $9.0 million of non-cash charges related to LandBridge Holdings LLC incentive units and $2.2 million of non-cash charges related to restricted stock units.

Net income margin was 39% in the second quarter of 2025 as compared to 35% in the first quarter of 2025 and a net loss margin of 222% in the second quarter of 2024.(1) Adjusted EBITDA margin was 89% in the second quarter of 2025 as compared to 88% in the first quarter of 2025 and 90% in the second quarter of 2024.(2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $34.2 million in the second quarter of 2025 as compared to $26.2 million in the first quarter of 2025 and $14.4 million in the second quarter of 2024. Surface Use Royalties and Revenue increased 31% sequentially, primarily driven by a significant increase in Easements and Other Surface-Related revenues of $8.7 million due to several large renewal payments, multiple new projects from WaterBridge, Desert Environmental, and third parties, and an overall increase in commercial activity on our lands.

Resources Sales and Royalties: Generated revenues of $10.6 million in the second quarter of 2025 as compared to $14.4 million in the first quarter of 2025 and $7.0 million in the second quarter of 2024. Revenue from Resource Sales and Royalties decreased 26% sequentially, primarily driven by lower brackish water sales and royalty volumes.

Oil and Gas Royalties: Generated revenues of $2.7 million in the second quarter of 2025 as compared to $3.4 million in the first quarter of 2025 and $4.5 million in the second quarter of 2024. Revenue from Oil and Gas Royalties decreased 19% sequentially, primarily driven by net royalty production decreasing from 923 boe/d in the first quarter of 2025 to 814 boe/d in the second quarter of 2025.

Free Cash Flow Generation

Cash flow from operations for the second quarter of 2025 was $37.3 million as compared to $15.9 million in the first quarter of 2025 and $16.0 million in the second quarter of 2024. Free Cash Flow for the second quarter of 2025 was $36.1 million as compared to $15.8 million in the first quarter of 2025 and $15.7 million in the second quarter of 2024.(2) In the first quarter 2025 we experienced short-term Free Cash Flow compression driven by higher accounts receivable and related party accounts receivable working capital balances. By the end of the second quarter 2025, the temporary margin compression had reversed, driving a sequential Free Cash Flow Margin increase from 36% in the first quarter of 2025 to 76% in the second quarter of 2025.(2)

Capital expenditures for the second quarter of 2025 were $1.2 million and net cash used in investing activities during the second quarter of 2025 was $2.1 million.

Net cash used in financing activities during the second quarter of 2025 consisted of approximately $24.4 million of dividends and distributions paid and $5.0 million of debt repayments.

Strong Balance Sheet with Ample Liquidity

Total liquidity was $95.3 million as of June 30, 2025.

As of June 30, 2025, the Company had approximately $75.0 million of available borrowing capacity under its revolving credit facility.

Total cash and cash equivalents were $20.3 million as of June 30, 2025, as compared to $14.9 million as of March 31, 2025. The Company had $374.3 million of borrowings outstanding under its term loan and revolving credit facility as of June 30, 2025, versus $379.3 million outstanding as of March 31, 2025.

Second Quarter 2025 Dividend

The LandBridge Board of Directors declared a dividend on our Class A shares of $0.10 per share, payable on September 18, 2025 to shareholders of record as of September 4, 2025, and a corresponding required cash distribution to DBR Land Holdings LLC unitholders.

Outlook

The Company provides the following updated financial outlook for fiscal year 2025:

In anticipation of the execution of the DBR Solar opportunity with a large public renewable energy developer and operator, we are adjusting our guidance for fiscal year 2025 to an Adjusted EBITDA range between $160 million and $180 million. This adjustment is primarily driven by an expectation that the majority of revenue associated with the DBR Solar opportunity will be recognized following this year.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on August 4, 2025.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, August 7, 2025, at 8:00 a.m. Central Time to discuss second quarter results. A live webcast of the conference call will be available on the Events and Presentations section of the LandBridge Investor Relations website at https://ir.landbridgeco.com/events-and-presentations/default.aspx. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://registrations.events/direct/Q4I34779813 to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time. An audio replay will be available following the conclusion of the call and remain available through August 21, 2025. The replay can be accessed by registering online at https://registrations.events/direct/Q4I34779813.

About LandBridge

LandBridge owns approximately 277,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LandBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of our affiliates, including WaterBridge, in executing their business strategies, including their ability to construct infrastructure, attract customers and operate successfully on our land; our customers’ ability to develop our land or any potential acquired acreage to accommodate any future surface use developments, such as the sites under contract or negotiation for the CCGT Plant, the data center lease development agreement and the DBR Solar opportunity; our ability to continue the payment of dividends; the domestic and foreign supply of, and demand for, energy sources, including the impact of political instability or armed conflict in oil and natural gas producing regions, including the Russia-Ukraine war, as well as the Israel-Hamas conflict and heightened tensions in the Middle East, including with Iran, actions relating to oil price and production controls by the members of the Organization of Petroleum Exporting Countries, Russia and other allied producing countries, such as announcements of potential changes to oil production levels; our reliance on a limited number of customers and a particular region for substantially all of our revenues, including the potential consolidation of such customers within such region; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize; our business strategies and our ability to execute thereon, including our ability to attract non-traditional energy customers to use our land and resources and to successfully implement our growth plans and manage any resultant growth; our level of indebtedness and our ability to service our indebtedness; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with LandBridge are also more fully discussed in LandBridge's filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

The historical financial information presented below reflects only our historical financial results and the historical financial results of our predecessor, DBR Land Holdings LLC, as applicable.

SECOND QUARTER 2025 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Surface use royalties	$9,019	$3,304	$19,540	$4,902
Surface use royalties - Related party	7,676	3,667	14,591	6,275
Easements and other surface-related revenues	14,271	5,088	20,711	9,842
Easements and other surface-related revenues - Related party	3,248	2,376	5,581	2,759
Resource sales	5,456	3,618	12,622	7,034
Resource sales - Related party	181	179	367	272
Resource royalties	3,841	2,139	7,999	4,117
Resource royalties - Related party	1,107	1,107	3,953	1,107
Oil and gas royalties	2,734	4,475	6,120	8,660
Total revenues	47,533	25,953	91,484	44,968

Resource sales-related expense	489	643	947	1,316
Other operating and maintenance expense	1,065	611	2,189	1,129
General and administrative expense	14,800	73,823	29,492	75,983
Depreciation, depletion, amortization and accretion	2,545	2,112	5,146	4,256
Other operating expense, net	132	-	171	-
Operating income (loss)	28,502	(51,236)	53,539	(37,716)

Interest expense, net	7,879	6,280	15,856	9,164
Other income	-	-	-	(241)
Income (loss) from operations before taxes	20,623	(57,516)	37,683	(46,639)
Income tax expense	2,148	137	3,749	238
Net income (loss)	$18,475	$(57,653)	$33,934	$(46,877)
Net income attributable to noncontrolling interest	10,973		19,968
Net income attributable to LandBridge Company LLC	$7,502		$13,966

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	June 30,	December 31,
	2025	2024
Current assets:
Cash and cash equivalents	$20,345	$37,032
Accounts receivable, net	17,881	12,544
Related party accounts receivable	2,702	2,111
Prepaid expenses and other current assets	3,212	1,628
Total current assets	44,140	53,315

Non-current assets:
Property, plant and equipment, net	918,312	902,742
Intangible assets, net	42,985	45,265
Deferred tax assets	58,548	29,416
Other assets	2,395	1,741
Total non-current assets	1,022,240	979,164
Total assets	$1,066,380	$1,032,479

Liabilities and equity
Current liabilities:
Accounts payable	$510	$489
Taxes payable	455	2,286
Related party accounts payable	782	686
Accrued liabilities	6,280	7,185
Current portion of long-term debt	171	424
Deferred revenue	1,059	1,221
Other current liabilities	1,104	2,119
Total current liabilities	10,361	14,410

Non-current liabilities:
Long-term debt, net of debt issuance costs	370,872	380,815
Other long-term liabilities	182	183
Total non-current liabilities	371,054	380,998
Total liabilities	381,415	395,408

Class A shares, unlimited shares authorized and 25,155,419 shares issued and outstanding as of June 30, 2025. Unlimited shares authorized and 23,255,419 shares issued and outstanding as of December 31, 2024	254,022	208,427
Class B shares, unlimited shares authorized and 51,213,492 shares issued and outstanding as of June 30, 2025. Unlimited shares authorized and 53,227,852 shares issued and outstanding as of December 31, 2024	-	-
Retained earnings	12,426	3,349
Total shareholders’ equity attributable to LandBridge Company LLC	266,448	211,776
Noncontrolling interest	418,517	425,295
Total shareholders’ equity	684,965	637,071
Total liabilities and equity	$1,066,380	$1,032,479

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$33,934	$(46,877)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	5,146	4,256
Amortization of debt issuance costs	1,079	723
Share-based compensation	22,411	72,572
Deferred income tax expense	991	-
Other	6	-
Changes in operating assets and liabilities:
Accounts receivable	(5,342)	136
Related party accounts receivable	(591)	(1,825)
Prepaid expenses and other assets	(1,778)	482
Accounts payable	(42)	(6)
Related party accounts payable	96	33
Deferred revenue	(162)	523
Accrued liabilities and other liabilities	(672)	3,393
Taxes payable	(1,831)	(152)
Net cash provided by operating activities	53,245	33,258

Cash flows from investing activities
Acquisitions	(18,762)	(430,510)
Capital expenditures	(1,309)	(458)
Proceeds from disposal of assets	125	-
Net cash used in investing activities	(19,946)	(430,968)

Cash flows from financing activities
Contributions from member	-	120,000
Dividends, dividend equivalents, and distributions paid	(37,923)	-
Proceeds from term loan	-	265,000
Repayments on term loan	(5,750)	(10,000)
Proceeds from revolver	10,000	15,000
Repayments on revolver	(15,000)	-
Debt issuance costs	(40)	(3,404)
Offering costs	(977)	(1,831)
Other	(296)	(232)
Net cash (used in) provided by financing activities	(49,986)	384,533
Net decrease in cash and cash equivalents	(16,687)	(13,177)
Cash and cash equivalents - beginning of period	37,032	37,823
Cash and cash equivalents - end of period	$20,345	$24,646

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended
	June 30, 2025	March 31,2025	June 30, 2024
	(in thousands) (unaudited)
Net income (loss)	$18,475	$15,459	$(57,653)
Adjustments:
Depreciation, depletion, amortization and accretion	2,545	2,601	2,112
Interest expense, net	7,879	7,977	6,280
Income tax expense	2,148	1,601	137
EBITDA	31,047	27,638	(49,124)
Adjustments:
Share-based compensation - Incentive Units (1)	9,044	8,945	71,762
Share-based compensation - RSUs	2,227	2,195	-
Transaction-related expenses (2)	135	-	774
Adjusted EBITDA	$42,453	$38,778	$23,412
Net income (loss) margin	39%	35%	(222%)
Adjusted EBITDA Margin	89%	88%	90%

(1)
Share-based compensation – Incentive Units for the three months ended June 30, 2025, and March 31, 2025, consist only of Incentive Units. Share-based compensation – Incentive Units for the three months ended June 30, 2024, consists only of the NDB Incentive Units. NDB Incentive Units were liability awards resulting in periodic fair value remeasurement prior to the Division. Subsequent to the IPO, any actual cash expense associated with such Incentive Units is borne solely by LandBridge Holdings LLC and not the Company. Distributions attributable to Incentive Units are based on returns received by investors of LandBridge Holdings LLC once certain return thresholds have been met and are neither an obligation of the Company nor taken into consideration for distributions to investors in the Company.
(2)
Transaction-related expenses consist of non-capitalizable transaction costs associated with both completed or attempted acquisitions, debt amendments and entity structuring charges.

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Three Months Ended
	June 30, 2025	March 31,2025	June 30, 2024
	(in thousands) (unaudited)
Net cash provided by operating activities	$37,332	$15,913	$16,043
Net cash used in investing activities	(2,079)	(17,867)	(375,807)
Net cash provided by (used in) operating and investing activities	35,253	(1,954)	(359,764)
Adjustments:
Acquisitions	944	17,818	375,438
Proceeds from disposal of assets	(105)	(20)	-
Free Cash Flow	$36,092	$15,844	$15,674
Operating cash flow margin (1)	79%	36%	62%
Free Cash Flow Margin	76%	36%	60%

(1)
Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.